Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp                             Aetna
Investors: Scott Frommer - 336-436-5076                Media: Ethan Slavin - 860-273-6095
Investor@labcorp.com                        SlavinE@aetna.com

Media: Pattie Kushner - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Become a Preferred National Laboratory for Aetna

Agreement Expands Access to High-Quality, High-Value Laboratory Services for All Aetna Members

Hartford, CT and Burlington, NC, May 25, 2018 - Aetna (NYSE: AET) and LabCorp® (NYSE: LH) today extended and expanded their existing agreement, making LabCorp a preferred national laboratory for substantially all of Aetna’s members beginning January 1, 2019. The expanded agreement will provide more than 20 million eligible members with in-network access to LabCorp’s full range of laboratory services. LabCorp is already an in-network laboratory for several million members of Aetna and Aetna-affiliated health plans in certain markets across the U.S.

“This expanded agreement is the culmination of our years-long effort to return to a full collaborative relationship with Aetna,” said David P. King, chairman and chief executive officer of LabCorp. “We and Aetna share a commitment to making high-quality, high-value laboratory testing more accessible, improving the way care is delivered and enhancing the customer experience in all aspects of laboratory services. We are excited about the opportunity this agreement presents and look forward to working more broadly with Aetna and its members to enable better health outcomes.”

“Consumers are looking for greater convenience and affordability for their health care services,” said Paul McBride, head of National Provider Networks, Strategy and Experience at Aetna. “We are pleased to offer Aetna members greater access to LabCorp’s core and specialty lab services at reasonable costs through its nearly 2,000 patient service centers.”
Aetna plan participants will benefit from LabCorp’s scientific expertise, advanced technology and integrated data to help improve the delivery of care. LabCorp offers nearly 5,000 frequently requested and specialty tests, including a wide range of clinical, anatomic pathology, genetic, and genomic tests, delivered through LabCorp’s broad patient access points, including a growing retail presence. LabCorp also offers an industry-leading suite of patient-facing tools, including its new mobile app that allows customers to make appointments, receive results and pay invoices from their handheld devices. In addition, LabCorp offers physicians and patients the opportunity to participate in clinical studies through its Covance Drug Development business, helping to identify and bring new treatments to market.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 40.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental and behavioral health plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

LabCorp Forward-Looking Statement
This press release contains forward-looking statements including statements about LabCorp’s customer contracts and relationships, future operations, financial results and opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and other unforeseen changes and general uncertainties in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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